Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

ANIKA THERAPEUTICS, INC.

ARTICLE I

The name of this corporation is Anika Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporationis to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

A.     Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, Common Stock, par value $0.01 per share ( “Common Stock”), and Preferred Stock, par value $0.01 per share ( “Preferred Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 91,250,000, of which 90,000,000 shares shall be Common Stock and 1,250,000 shares shall be Preferred Stock.

B.     Rights, Powers, Preferences and Restrictions of Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof and the filing of a certificate pursuant to the General Corporation Law (a “Preferred Stock Designation”), to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

C.     Rights of Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Common Stock are as follows:

1.      General. The voting powers and dividend and liquidation rights and preferences, if any, of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of Preferred Stock of any series.

2.      Voting Rights. Except as may be otherwise provided by this Certificate of Incorporation, a Preferred Stock Designation or by applicable law, the holders of Common Stock shall be entitled to one vote for each share upon each matter presented to the stockholders of the Corporation; provided that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or a Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation, a Preferred Stock Designation or the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.      Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law.

4.      Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

ARTICLE V

A.     Amendment of Bylaws by Board. In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law, and subject to the terms of any Preferred Stock Designation, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation.

B.     Amendment of Bylaws by Stockholders. In addition to the amendment of the Bylaws by the Board of Directors pursuant to Section A of this Article V, the stockholders of the Corporation also may amend the Bylaws pursuant to this Section B of this Article V; provided, however, that, in addition to any other vote required by this Certificate of Incorporation, a Preferred Stock Designation or the Bylaws of the Corporation, the stockholders may not adopt, amend, alter or repeal Article I, II, VI or VIII or Section 7.6 of the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved by the affirmative vote of at least seventy-five percent of the outstanding voting power of the then- outstanding shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE VI

A.     Authority of Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.     Board Size. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors pursuant to any Preferred Stock Designation, the total number of authorized directors constituting the Board of Directors shall consist of not less than three members nor more than nine members. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.

C.     Classified Board Structure. The directors, other than any who may be elected by the holders of any series of Preferred Stock pursuant to any Preferred Stock Designation (“Preferred Stock Directors”), shall be divided into three classes hereby designated Class I, Class II and Class III, as nearly equal in number as possible. No one class shall have more than one director more than any other class. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the effectiveness of this Certificate of Incorporation (the “Effective Time”), the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation, or removal. In case of any increase or decrease, from time to time, in the number of directors (other than any Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible so that no one class has more than one director more than any other class.

D.     Removal; Vacancies. Any director (other than any Preferred Stock Director) may be removed from office by the stockholders of the Corporation only for cause by the affirmative vote of the holders of at least seventy-five percent of the outstanding voting power of the stockholders entitled to vote thereon. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled exclusively pursuant to a resolution adopted by the Board of Directors and not by the stockholders. A person elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

E.      Quorum; Vote Required for Action. At all meetings of the Board of Directors, the directors entitled to cast a majority of the votes of the he total number of authorized directors, whether or not there exist any vacancies, in previously authorized directorships shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third of the total number of directors constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Except in cases in which this Certificate of Incorporation, the Bylaws of the Corporation or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

ARTICLE VII

No stockholder will be permitted to cumulate votes in any election of directors. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

A.     Special Meetings. Special meetings of the stockholders may be called only by the President of the Corporation or the Chairman of the Board of Directors of the Corporation. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

B.     No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing (or by electronic communication) by such stockholders.

ARTICLE IX

A.     The Corporation shall indemnify (and advance expenses to) its officers and directors to the full extent permitted by the General Corporation Law, as amended from time to time.

B.     To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

C.     No amendment to or repeal of this provision, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX, shall apply to or have any effect on (1) the liability or alleged liability of any director of the Corporation or the (2) indemnification and advancement rights of any director or officer, in each case, for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the General Corporation Law is amended to permit further elimination or limitation of the personal liability of directors or to permit greater indemnification or advancement rights of directors and officers, then the directors and officers of the Corporation shall be protected from liability (whether through exculpation, indemnification or advancement rights) to the fullest extent permitted by the General Corporation Law as so amended.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or applicable law and in addition to any affirmative vote of the holders of any particular class of capital stock of the Corporation required by applicable law or by a Preferred Stock Designation or this Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend alter or repeal Articles V, VI, VIII or IX, or this Article X, of this Certificate of Incorporation.

ARTICLE XII

The name and mailing address of the incorporator are as follows:

Name:	Joseph G. Darling
Mailing Address:	32 Wiggins Avenue
Bedford, Massachusetts 01730

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IN WITNESS WHEREOF, this Certificate of Incorporation has been signed on behalf of the Corporation by the sole incorporator as of June 6, 2018 and shall become effective as of 5:00 pm, Eastern daylight saving time, on June 6, 2018.

/s/ Joseph G. Darling
Sole Incorporator

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